UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 15, 2019

T2 BIOSYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36571	20-4827488
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

101 Hartwell Avenue, Lexington, Massachusetts 02421

(Address of principal executive offices, including Zip Code)

(781) 761-4646

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.01	Entry into a Material Definitive Agreement.

On March 15, 2019 T2 Biosystems, Inc. (the “Company”) entered into a Catalog Supply Agreement – OEM Retail (the “Agreement”), with GE Healthcare Bio-Sciences Corp. (“GE Healthcare”) for the manufacture and supply by GE Healthcare of its proprietary superparamagnetic particles to be used in connection with the Company’s products. Pursuant to the agreement, GE Healthcare has appointed the Company as a non-exclusive reseller of the particles, solely as part of the Company’s products, in clinical diagnostics and life sciences research around the world. The agreement contains other terms and conditions generally consistent with an agreement for the manufacture and supply of materials or products for use in the development and commercialization of biotechnology products such as the Company’s products, including with respect to ordering, supply of such product in accordance with specifications, and quality assurance and quality control activities. The Company is obligated to meet certain minimum purchase requirements in each contract year of the agreement during the term.

Either party may terminate the Agreement immediately upon the insolvency of the other party, or for uncured breach of the Agreement where termination is effective on receipt by the breaching party of a termination notice not less than 60 days after receipt of written notice of a breach. GE Healthcare may also terminate the Agreement if the Company fails to pay any amounts due within 30 day after receipt of written notice of GE Healthcare’s intent to terminate for non-payment, or if the Company fails to timely pay any such amounts 3 times within a twelve month period. Absent earlier termination, the Agreement will remain in force until March 1, 2027.

A copy of the Agreement will be attached as an exhibit to the Company’s Quarterly Report on Form 10-Q for the period ending March 31, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 21, 2019	T2 BIOSYSTEMS, INC.

	By:	/s/ John McDonough
John McDonough
CEO and Chief Executive Officer